Exhibit 5.1
Law Office of Clifford J. Hunt, P.A.
8200 Seminole Boulevard
Seminole, FL 33772
(7270 471-0444

Reply to:
cjh@huntlawgrp.com

February 23, 2018

Mr. Richard K. Pertile, CEO
Acacia Diversified Holdings, Inc.
13575 58th Street North
Clearwater, FL 33760

Re:          Registration Statement on Form S-8 for Acacia Diversified Holdings, Inc.

Dear Mr. Pertile:

You have requested our opinion, as counsel for Acacia Diversified Holdings, Inc., a Texas corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, with respect to 1,000,000 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company which have been reserved for issuance from time-to-time pursuant to the Acacia Diversified Holdings, Inc. 2018 Stock Grant and Option Plan (the “Plan”).

In connection with the opinion, we have examined and have relied upon (a) the Registration Statement and the related prospectus; (b) the Company’s Restated Articles of Incorporation, as amended, the Amended and Restated Bylaws, each as currently in effect as of the date hereof; (c) the Plan; and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon the representations of officers and directors of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the Texas Business Organizations Code of the State of Texas, the Act, as amended, and the rules and regulations promulgated thereunder. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that:  (1) the Shares have been duly authorized by all necessary corporate action on the part of the Company; and (2) when issued pursuant to and in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for an delivery of the Shares as contemplated in accordance with the Plan, and either (a) counter signing of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or  (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid, and non-assessable.

This opinion may be filed as Exhibit 5.1 to the Registration Statement on Form S-8.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

LAW OFFICE OF CLIFFORD J. HUNT, P.A.

/s/: Clifford J. Hunt
Clifford J. Hunt, Esquire